Exhibit 10.1

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Performance-Based Restricted Stock Agreement

This Restricted Stock Agreement (this “Agreement”) is made as of the Agreement Date between Endurance International Group Holdings, Inc. and the Recipient.

NOTICE OF GRANT

I.	Agreement Date

Date:	September 18, 2015

II.	Recipient Information

Recipient:	Hari Ravichandran

III.	Grant Information

Number of Award Shares	3,693,754 Shares

IV.	Earned Shares

Earned Shares	Award Shares earned under Exhibit C – Performance Goals

V.	Scheduled Vesting Date

Vesting Date	June 30, 2018

This Agreement includes this Notice of Grant and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions

Exhibit B – Definitions

Exhibit C – Performance Goals

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. /s/ David C. Bryson Name: David C. Bryson Title: Chief Legal Officer	RECIPIENT /s/ Hari Ravichandran Name: Hari Ravichandran

Restricted Stock Agreement

EXHIBIT A

GENERAL TERMS AND CONDITIONS

The terms and conditions of the Award Shares granted as Restricted Stock as set forth on the cover page of this Agreement are as follows. This Performance-Based Restricted Stock Agreement shall be granted under and subject to the terms and conditions of the 2013 Stock Incentive Plan (the “Plan”), provided that, to the extent that there is an inconsistency between the Plan and this Agreement, the Plan shall prevail.

1. Award of Restricted Stock.

(a) The Company hereby grants to the Recipient, effective as of the Agreement Date (as set forth on the Notice of Grant), an Award of Restricted Stock for the number of Shares set forth on the Notice of Grant (the “Award Shares”), on the terms and conditions set forth in this Agreement and the Plan.

(b) The Recipient agrees that the Award Shares of Restricted Stock shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement

2. Earned Shares; Vesting.

(a) The Recipient shall earn a non-forfeitable right to Award Shares as provided in this Section 2. Except as provided below under Section 2(b), 2(c), 2(d) or 2(e) below, the Recipient shall only have a non-forfeitable right to Award Shares to the extent that (i) the Award Shares have become Earned Shares by meeting one or more performance goals set forth in Exhibit C – Performance Goals and (ii) the Recipient is employed by the Company on the Vesting Date. An Award Share that the Recipient has earned a non-forfeitable right to under any provision of this Section 2 is hereinafter referred to as a “Vested Earned Share”.

(b) If the Recipient’s employment with the Company is terminated due to death or Disability during the Performance Period, then the number of Award Shares that become Earned Shares shall equal (i) the number of Earned Shares as determined under Exhibit C – Performance Goals with respect to the Performance Quarters completed prior to such termination of employment plus (ii) the target number of Award Shares eligible to be earned for the Performance Quarter in which such employment termination occurs and any remaining Performance Quarters in the Performance Period.

(c) If the Recipient’s employment is terminated by the Company without Cause or by the Recipient for Good Reason during the Performance Period, the number of Award Shares that become Earned Shares shall be equal to (i) the number of Earned Shares as determined under Exhibit C – Performance Goals with respect to the Performance Quarters completed prior to such termination of employment plus (ii) the greater of: (A) the target number of Award Shares eligible to be earned for the Performance Quarter in which such employment termination occurs and (B) the number of Award Shares that would have been earned for the

Performance Quarter in which such employment termination occurs based on actual performance as determined under Exhibit C – Performance Goals as if the Recipient had remained employment with the Company through the end of such Performance Quarter.

(d) If the Recipient is employed by the Company upon a Change in Control that occurs during the Performance Period, the number of Award Shares that become Earned Shares shall equal the sum of (i) the number of Earned Shares as determined under Exhibit C – Performance Goals with respect to the Performance Quarters completed prior to the quarter in which the Change in Control occurs, plus (ii) the target number of Award Shares eligible to be earned for the Performance Quarter in which the Change in Control occurs and any remaining Performance Quarters during the Performance Period.

(e) The requirement for the Recipient to be employed by the Company on the Vesting Date is waived if (i) the Recipient’s employment is terminated by the Company due to death or Disability, (ii) the Company terminates the Recipient’s employment without Cause, (iii) the Recipient terminates employment with the Company for Good Reason or (iv) the Recipient is employed by the Company on the date of a Change in Control; such that, any Award Shares that become Earned Shares pursuant to this Section 2 in the event of the Recipient’s death or Disability, upon the termination of his employment without Cause or for Good Reason or upon a Change in Control, shall immediately, upon the occurrence of such event, become Vested Earned Shares.

(f) For purposes of this Agreement, the Recipient does not terminate employment unless he terminates employment with the Company (as such term is defined in the Plan) and the employment with the Company shall include any employment of the Recipient as Executive Chairman of the Board of Directors of Endurance International Group Holdings, Inc.

3. Forfeiture

Except as provided below in this Section 3, Award Shares that have not become Vested Earned Shares under Section 2 above upon the Recipient’s termination of employment during the Performance Period shall be forfeited immediately and automatically to the Company. In addition, an Award Share that has not become a Vested Earned Share as of the end of the Performance Period or, if earlier, a Change in Control (after applying Section 2(d) above), shall be forfeited immediately and automatically to the Company. Any Award Shares that are forfeited under this Section 3 shall revert to the Company without payment of any consideration to the Recipient, effective as of such event that results in the forfeiture. The Recipient shall have no further rights with respect to any forfeited Award Shares. Notwithstanding the foregoing, in the event of the termination of Recipient’s employment without Cause or for Good Reason, the Award Shares that have not become Vested Earned Shares upon such termination shall not be forfeited immediately and automatically to the Company upon such termination but shall remain outstanding until actual performance as determined under Exhibit C – Performance Goals for the Performance Quarter in which such termination occurs can be determined as required under Section 2(c) above.

4. Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber, by operation of law or otherwise an Award Share or any interest therein until it has become a Vested Earned Share.

5. Issuance and Custody of Certificates.

(a) The Company shall cause Award Shares to be issued in the Recipient’s name in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Secretary of the Company or a custodian designated by the Secretary for the Recipient’s benefit until such time as the Award Shares are forfeited to the Company or the restrictions applicable to the Award Shares lapse (i.e., an Award Share becomes a Vested Earned Share). The Award Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear a legend that complies with applicable law and makes appropriate reference to the restrictions applicable to the Award Shares. To the extent that ownership of the Award Shares is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award Shares.

(b) After any Award Shares become Vested Earned Shares, and following payment of the applicable withholding taxes pursuant to Section 7 hereof, the Company shall promptly cause such Vested Earned Shares (less any shares withheld to pay taxes), free of the restrictions and/or legend described in this Section 5, to be in the form of a certificate or certificates evidencing ownership of such Shares, registered in the Recipient’s name or in the name of the Recipient’s beneficiary or estate, as the case may be.

6. Distributions and Adjustments.

(a) If any Award Shares vest subsequent to any change in the number or character of the shares of Common Stock (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise) occurring after the Agreement Date, the Recipient shall then receive upon such vesting the number and type of securities or other consideration which the Recipient would have received if such Award Shares had been Vested Earned Shares prior to the event changing the number or character of the outstanding shares of Common Stock.

(b) Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Award Shares prior to the date or dates the Award Shares became Vested Earned Shares shall be subject to the same restrictions, terms and conditions as the Award Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary. To the extent that the Award Shares are forfeited under Section 3 above, prior to vesting, the right to receive such distributions shall also be forfeited.

(c) Any cash dividends or other cash distributions payable with respect to the Award Shares prior to becoming Vested Earned Shares shall be reinvested in shares of Common Stock, which shall be subject to the same restrictions, terms and conditions as the Award Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary. To the extent that the Award Shares are forfeited prior to becoming Vested Earned Shares, the right to receive such Award Shares shall also be forfeited. After Award Shares become Vested Earned Shares, any subsequent cash dividends or other cash distributions payable in respect of those Vested Earned Shares shall be distributed to the Recipient at the same time cash dividends or other cash distributions are distributed to shareholders of the Company generally.

7. Tax Matters.

(a) Acknowledgements. The Recipient acknowledges that he is responsible for obtaining the advice of his own tax advisors with respect to the Award Shares and is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Award Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Award Shares.

(b) Withholding. The Recipient may satisfy any applicable tax withholding obligation arising for Award Shares becoming Vested Earned Shares by one of the following methods, with the specific method to be selected by the Company after consultation with the Recipient: (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company, (ii) having the Company withhold a portion of the Vested Earned Shares or cash otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient the amount of any withholding taxes required to be withheld with respect to any Award Share that become a Vested Earned Share in any manner permitted by the Plan.

8. Miscellaneous.

(a) Authority of Board. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Board of Directors (the “Board”) or any one or more of the committees or subcommittees of the Board to which the Board delegates its powers in accordance with the terms of the Plan shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Board or any one or more of its committees or subcommittees to which its powers have been delegated with respect to this Agreement shall be made in its discretion and shall be final and binding on the Recipient.

(b) No Right to Continued Service. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Award Shares is contingent upon continued employment with the Company (except as otherwise provided in this Agreement), this Agreement does not constitute an express or implied promise of continued service or confer upon the Recipient any rights with respect to continued service by the Company.

(c) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to any applicable conflicts of law provisions.

(d) Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.

EXHIBIT B

DEFINITIONS

Any capitalized term not defined in this Exhibit B shall have the same meaning as is ascribed thereto in the Plan.

“Award Shares” shall have the meaning set forth on the Notice of Grant to this Agreement.

“Cause” shall have the meaning set forth in the Employment Agreement.

“Change in Control Event” shall have the meaning set forth in the Employment Agreement.

“Disability” shall have the meaning set forth in the Employment Agreement.

“Earned Shares” shall be the number of Award Shares that have become earned during the Performance Period.

“Employment Agreement” means the employment agreement between the Company and Recipient dated September 30, 2013, as may be amended from time to time.

“Good Reason” shall have the meaning set forth in the Employment Agreement.

“Performance Period” shall mean July 1, 2015 to June 30, 2018.

“Performance Quarter” shall any calendar quarter within the Performance Period.

“Performance Year” shall mean each 12-month period ending June 30, 2016, June 30, 2017 and June 30, 2018.

“Vested Earned Shares” shall have the meaning set forth in Section 2(a) of this Agreement.

EXHIBIT C

[Intentionally Omitted]